Exhibit 5.1

MILBANK, TWEED, HADLEY & McCLOY LLP 1 CHASE MANHATTAN PLAZA
LOS ANGELES 213-892-4000 FAX: 213-629-5063	NEW YORK, NY 10005-1413 ___________	BEIJING 8610-5969-2700 FAX: 8610-5969-2707

WASHINGTON, D.C. 202-835-7500 FAX: 202-835-7586	212-530-5000 FAX: 212-530-5219	HONG KONG 852-2971-4888 FAX: 852-2840-0792

LONDON 44-20-7615-3000 FAX: 44-20-7615-3100		SINGAPORE 65-6428-2400 FAX: 65-6428-2500

FRANKFURT 49-69-71914-3400 FAX: 49-69-71914-3500		TOKYO 813-5410-2801 FAX: 813-5410-2891

MUNICH 49-89-25559-3600 FAX: 49-89-25559-3700		SÃO PAULO 55-11-3927-7700 FAX: 55-11-3927-7777

December 19, 2013

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Dear Ladies and Gentlemen,

We have acted as special New York counsel to MGM Resorts International, a Delaware corporation (the “Company”), in connection with the offer and sale of $500.0 million aggregate principal amount of 5.250% Senior Notes due 2020 (the “Notes”) issued by the Company pursuant to the terms of the Underwriting Agreement dated December 16, 2013 (the “Underwriting Agreement”) by and among Deutsche Bank Securities Inc., as Representative of the several underwriters named therein, the Company and the subsidiary guarantors named therein (the “Subsidiary Guarantors”). The Notes, when issued, will be guaranteed (the “Guarantees”) by the Subsidiary Guarantors.

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company, the Subsidiary Guarantors and the Trustee and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, including (i) the registration statement on Form S-3, File No. 333-180112, filed on March 15, 2012 by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Registration Statement”); (ii) the post-effective amendment to the Registration Statement, filed on March 15, 2012; (iii) the second post-effective amendment to the Registration Statement, filed on December 6, 2012; (iii) the third post-effective amendment to the Registration Statement, filed on December 16, 2013; the prospectus dated March 15, 2012 (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated December 16, 2013 relating to the Securities; (iv) the prospectus supplement dated December 16, 2013; (v) the indenture, dated as of March 22, 2012, among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a third supplemental indenture, dated as of December 19, 2013; (vi) and the Underwriting Agreement.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

In connection with this opinion, we have also assumed that (i) except with respect to MGM Grand Detroit, Inc. and MMNY Land Company, Inc., each of the Subsidiary Guarantors has been duly organized and is validly existing and in good standing in the jurisdiction in which it was formed, (ii) each of the Subsidiary Guarantors has the full power and authority to execute and deliver the Indenture and the Guarantees and to perform its obligations thereunder, and (iii) all action required to be taken by each of the Guarantors for the due and proper authorization, execution and delivery of the Indenture and the Guarantees and the consummation of the transactions contemplated thereby has been duly and validly taken.

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set forth herein, and having regard to legal considerations we deem relevant, we are of the opinion that (assuming the due authentication by the Trustee):

(1) The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) The Guarantees constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

The foregoing opinions are limited to matters involving the law of the State of New York, the Delaware General Corporation Law and the federal law of the United States.

We hereby consent to the reference to us under the heading “Legal Matters” in the Base Prospectus constituting a part of the Registration Statement and in any related prospectus supplement and to the filing of this opinion as Exhibit 5.1 of the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley and McCloy LLP